Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Investors: Elizabeth Corse	Media: Carter Cromley
(703) 667-6984	(703) 667-6110
elizabeth.corse@savvis.net	carter.cromley@savvis.net

SAVVIS REPORTS THIRD QUARTER RESULTS

Third Quarter Net Income $5.3 Million, for Earnings Per Share of $0.10

Third Quarter Adjusted EBITDA* $35.5 Million on Total Revenue $190.3 Million

Outlook for 2008 Revenue of $910-925 Million and Adjusted EBITDA of $210-220 Million

Record Sales Bookings in Quarter of Over $100 Million of Annualized Revenue

ST. LOUIS, MO. – October 23, 2007 – SAVVIS, Inc. (NASDAQ: SVVS), a global leader in IT infrastructure services for business applications, announced today that its revenue for the third quarter of 2007 totaled $190.3 million, income from operations was $3.7 million, and net income was $5.3 million. Adjusted EBITDA* for the third quarter was $35.5 million.

Third quarter operating cash flow was $33.9 million and cash capital expenditures were $86.4 million, which included previously-announced expenditures for the build-out of four new data centers.

Chief Executive Officer Phil Koen said, “In 2007, SAVVIS has been making important changes to transition our business for consistent, long-term growth. During the year we sold low-growth assets for cash proceeds of $319 million, which we are reinvesting in seven high-quality data centers that will increase our growth opportunities for 2008 and beyond. Market demand for our services continues to be very robust, as evidenced by our record sales bookings. Third quarter bookings totaled more than $100 million of annualized revenue, an increase of more than 40% from a year ago and over 25% from the second quarter of 2007.

“With our business largely repositioned as of the end of the third quarter, we look forward to leveraging strong demand for our services to grow 2008 revenue on a pro forma basis* at 19-21%, with 30-35% growth in hosting revenue, driving Adjusted EBITDA growth on a pro forma basis of approximately 42-49%.”

SAVVIS

Third-quarter Financial Results

October 23, 2007

Today SAVVIS also announced the development of a new data center in Dallas. With previously-announced data centers opened or in development in the Atlanta, Boston, Chicago, Silicon Valley, New York and Washington, DC metropolitan areas, SAVVIS is adding a total of 260,000 square feet of raised-floor space in seven high-quality data centers in 2007 and 2008. Expansion of SAVVIS’ data-center footprint demonstrates the company’s confidence in and commitment to its markets and growth strategy and is part of the reinvestment program of redeploying proceeds of cash from low-growth assets sold in 2007.

Third-quarter Results, as Reported

(US$ millions)	Three months ended:
	Sept. 30, 2007	June 30, 2007	Sept. 30, 2006
Revenue:
Colocation	$58.6	$68.4	$55.3
Managed hosting	55.1	51.0	45.2

Total Hosting	113.7	119.4	100.5
Network services(1)	76.6	77.0	82.4
Other services(1)	—	4.2	10.8

Total Revenue	$190.3	$200.6	$193.7

Cost of Revenue(2)	$112.3	$113.8	$116.5
Sales, Gen. & Admin. Expenses(2)	$51.1	$52.3	$52.4
Income from Operations	$3.7	$192.5	$4.1
Net Income (Loss)	$5.3	$133.3	$(13.6)

Adjusted EBITDA	$35.5	$42.6	$32.8
Adjusted EBITDA Margin	19%	21%	17%

(1)

$1.4 million of revenue previously reported as other services revenue has been reclassified as network services revenue to reflect retention of network-services revenue SAVVIS had previously anticipated would be eliminated in 2007.

(2)

Cost of revenue excludes depreciation, amortization, and accretion. Both cost of revenue and sales, general and administrative expenses include the effect of non-cash equity-based compensation. Total non-cash equity-based compensation in cost of revenue was $1.4 million, $1.5 million, and $1.3 million and in sales, general and administrative expenses was $7.3 million, $6.7 million, and $6.5 million for the three months ended September 30, 2007, June 30, 2007, and September 30, 2006, respectively.

SAVVIS

Third-quarter Financial Results

October 23, 2007

Third-quarter Results, Pro Forma

(US$ millions)	Three months ended:
	Sept. 30, 2007	June 30, 2007 pro forma(1)	Sept. 30, 2006 pro forma(1)
Revenue:
Colocation	$58.6	$60.0	$48.2
Managed hosting	55.1	51.0	45.2

Total Hosting	113.7	111.0	93.4
Network services	76.6	76.9	82.4

Total Revenue	$190.3	$187.9	$175.8

Adjusted EBITDA	$35.5	$37.6	$24.6
Adjusted EBITDA Margin	19%	20%	14%

Average Billable Square Feet	563	590	541

(1)

Pro forma results for the three months ended June 30, 2007, and September 30, 2006, exclude the impact of revenue and related costs from: the sale of data center assets to Microsoft in June 2007; CDN assets sold in January 2007 and transferred to the buyer throughout the first half of that year; and a network contract with Telerate.

As-Reported Commentary

Total revenue for the third quarter was $190.3 million, a decrease of 2% compared to the third quarter of 2006 and 5% compared to the second quarter 2007, primarily due to the sale of data-center assets to Microsoft at the end of June 2007. Growth in hosting revenue, up 13% from a year ago, reflected strong growth in managed hosting revenue and re-pricing of existing colocation contracts to market rates. Compared to the second quarter, hosting revenue declined 5%, as the sale to Microsoft of certain data center assets drove lower sequential-quarter colocation revenue. The decline in colocation was offset by very strong 8% sequential-quarter growth in managed hosting as a result of strong sales in the second and third quarters of 2007. Virtualized and utility services contributed $15.0 million of managed hosting revenue in the third quarter, up 69% from a year ago and 11% from the second quarter.

In the third quarter, network services revenue of $76.6 million was essentially flat from the prior quarter. Hosting customers continued to increase their utilization of our Hosting Area Network (“HAN”) services for mission-critical data transport, driving revenue growth, which was offset by declines in managed network and bandwidth revenue.

Other services revenue, in keeping with previous announcements, was eliminated in the third quarter. The line as previously reported included revenue from two sources that SAVVIS had announced would be eliminated in 2007: SAVVIS’ customer Telerate, which was acquired by Reuters in 2005 and migrated its customers to Reuters networks, and the non-strategic CDN assets sold in January 2007.

SAVVIS

Third-quarter Financial Results

October 23, 2007

Cost of revenue was $112.3 million, and included $1.4 million of non-cash equity-based compensation costs, resulting in gross profit as a percentage of total revenue, or gross margin, of 41% in the current quarter. Excluding non-cash equity-based compensation costs, gross margin was 42% in the current quarter, an increase from 41% in the same period a year ago, and down from 44% in the second quarter largely due to $3.2 million of costs associated with the development of five new data centers opening in 2007.

Sales, general, and administrative expenses (“SG&A”) for the current quarter were $51.1 million, as compared to $52.4 million for the same period last year and $52.3 million in the second quarter 2007. SG&A included non-cash equity-based compensation costs for the current quarter of $7.3 million, as compared to $6.5 million for the same period last year and $6.7 million in the second quarter 2007. As a percentage of revenue, excluding non-cash equity-based compensation costs, SG&A was 23% in the current quarter, down from 24% in the third quarter 2006 and consistent with the second quarter 2007.

In the third quarter of 2007, SAVVIS recorded an income tax benefit of $1.9 million to reflect the reduction of its expected annual effective tax rate from 1.75% to 1.0%.

SAVVIS’ consolidated net income was $5.3 million in the third quarter, compared to a net loss of $13.6 million in the same period last year and net income of $133.3 million in the second quarter 2007, which included $180.8 million for the gain on a sale of non-strategic assets and $45.1 million for a charge related to retirement of subordinated notes. Diluted earnings per share were $0.10 in the third quarter 2007, compared to losses per share of $(0.27) in the same period a year previously and diluted earnings per share of $2.36 in the second quarter 2007.

Adjusted EBITDA for the third quarter of $35.5 million included $3.2 million of operating costs associated with the new Atlanta, Boston, New York, Silicon Valley and Washington DC-area data centers, which have operating expenses ahead of revenue.

Pro Forma Commentary

Pro forma results exclude the impact of revenue and related costs from the sale of data center assets to Microsoft, CDN assets sold in January 2007 and the elimination of Telerate revenue as a result of the acquisition of Telerate by Reuters. Total pro forma revenue for the third quarter increased 8% from $175.8 million in the same period a year ago and 1% from $187.9 million in the second quarter 2007. Pro forma hosting revenue for the quarter grew 22% year over year and were up 2% sequentially from the second quarter of 2007.

SAVVIS

Third-quarter Financial Results

October 23, 2007

On a pro forma basis, Adjusted EBITDA for the third quarter increased 44% from $24.6 million in the same period a year ago, and declined 6% from $37.6 million compared to the second quarter 2007 on a pro forma basis. The sequential-quarter pro forma decline in Adjusted EBITDA reflects $3.2 million of operating costs associated with new data centers in development in the third quarter.

Cash Flow and Balance Sheet

Net cash provided by operating activities was $33.9 million in the third quarter. Cash capital expenditures for the quarter totaled $86.4 million, which included $70.2 million for the build-out of new data centers.

During the third quarter, SAVVIS borrowed $5.5 million against a previously-established credit facility with Cisco to fund network equipment purchases. SAVVIS’ long-term debt as of September 30, 2007, totaled $349.2 million. SAVVIS’ cash position at September 30, 2007, was $256.9 million, compared to $98.7 million at December 31, 2006, and $309.0 million at June 30, 2007.

Financial Outlook

Chief Financial Officer Jeff Von Deylen said, “SAVVIS has now largely completed the transitional initiatives of 2007, and looks forward to strong growth in the fourth quarter and continuing into 2008. Our record sales bookings in the third quarter demonstrate the strength of our model of providing high-quality data center services and managed hosting solutions for enterprises that want to achieve increased IT reliability and security at lower total cost. Given our market successes in 2007, we anticipate revenue for 2008 in a range of $910-925 million, with Adjusted EBITDA of $210-220 million.”

“On a pro forma basis, the revenue growth rate for 2007 is now 12% versus the previously-issued guidance of 14%, due primarily to the following factors:

•	Colocation revenue will be lower than expected due to delayed customer installations to accommodate customers’ migration plans and a slower than expected fill rate in our recently vacated space.
•	Network revenue will be lower than expected primarily due to slightly higher churn in our managed network and bandwidth services.

Adjusted EBITDA guidance is largely in line with our previous guidance.”

Fourth-quarter Financial Outlook

SAVVIS management’s current expectations for fourth-quarter 2007 financial results include:

•	Total revenue in a range of $197-200 million for sequential-quarter growth of 4-5%, including

¡	total hosting revenue of $121-124 million, for sequential-quarter growth of 6-9%, including $58-60 million from managed hosting services, for sequential-quarter growth of 5-9%; and

•	Adjusted EBITDA in a range of $39-41 million, for sequential-quarter growth of 10-15%, reflecting an Adjusted EBITDA margin of approximately 20%; and

•	Capital expenditures of $125-130 million, of which approximately $100-105 million will be in cash and approximately $25 million will be financed through an existing credit facility.

•	For the full year 2007, total capital expenditures are expected to be approximately $380 million, of which approximately $30 million will be financed through an existing credit facility.

SAVVIS

Third-quarter Financial Results

October 23, 2007

¡

Total capital expenditures for 2007 will include approximately $225 million of cash capital expenditures related to development of seven data centers and approximately $35 million of largely financed capital expenditures for network upgrades, with approximately 60-70% of the remainder reflecting ongoing customer-growth-based investments.

¡	Ending cash balance for 2007 will be approximately $175-180 million.

2008 Financial Outlook

For the full year 2008, SAVVIS management’s current expectations for financial results include:

•	Total revenue in a range of $910-925 million, for growth of 15-16% on a reported basis.

¡	On a pro forma basis, management anticipates revenue growth of 19-21%.

¡	Pro forma hosting revenue growth of approximately 30-35%, as a result of strong demand for the company’s new data center expansions.

•	Adjusted EBITDA in a range of $210-220 million, reflecting an Adjusted EBITDA margin of 23-24%.

¡	On a pro forma basis, management anticipates Adjusted EBITDA growth of 42-49%.

•	Capital expenditures of $180-200 million, including approximately $40 million for development of data centers in Boston, Chicago and Dallas.

The outlook for 2008 includes revenue, Adjusted EBITDA and capital expenditures from the base business as well as from the Phase 1 expansion plans in four data centers in the Atlanta, New York, Silicon Valley, and Washington DC areas and from the recently-announced Phase 2 data center expansion plans in the Boston, Chicago and Dallas areas.

Supplemental Financial Projections at Mid-Point of 2008 Outlook

(US$ millions)	Revenue	Adjusted EBITDA	Capital Expenditures
Base Business	$847.5	$193.0	$136.0
Phase 1 Expansion	50.0	20.0	10.0
Phase 2 Expansion	20.0	2.0	44.0

* Non-GAAP Measures

SAVVIS includes information pertaining to certain non-GAAP measures in conjunction with reporting of its quarterly financial results. “Adjusted EBITDA” represents income from operations before depreciation, amortization and accretion, gains and losses on sales of assets, and non-cash equity-based compensation. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. “Pro forma” results exclude certain revenue and costs related to exited contracts and sold assets. We have included information concerning pro forma results because we believe they enable investors to better compare current results to results of prior

SAVVIS

Third-quarter Financial Results

October 23, 2007

periods and because they enable investors to identify underlying business trends that may otherwise be distorted by the excluded items. The calculation of Adjusted EBITDA and pro forma results is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA and of pro forma results may not be comparable to similarly-titled measures of other companies. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Investor Conference Call

SAVVIS will webcast an investor conference call today, October 23, 2007, at 5:30 PM EDT. Both the webcast and supporting presentation will be available at www.savvis.net on the Investor Relations page. A live conference call will also be available by telephone at +1-703-639-1158 and 866-238-0826 (in North America, toll free). Recorded replays will be available on the website for six months, and by telephone through Friday, November 2, at +1-703-925-2533 and 888-266-2081 (in North America, toll free) with the access code 259626, beginning at about 8:00 PM EDT today.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results, including financial performance and product growth, may differ materially from SAVVIS’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2006, and all subsequent filings. Those risk factors include, but are not limited to, variability in pricing for SAVVIS’ products, highly competitive markets, rapid evolution of technology, variability in the availability and terms of financing, uncertainties related to merger and acquisition activity, changes in our operating environment, and changes in regulatory environments. The forward-looking statements contained in this document speak only as of the date of publication, October 23, 2007. Subsequent events and developments may cause the company’s forward-looking statements to change, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

About SAVVIS

SAVVIS, Inc. (NASDAQ: SVVS) is a global leader in IT infrastructure services for enterprise applications. With an IT services platform spanning North America, Europe, and Asia, SAVVIS leads the industry in delivering secure, reliable, and scalable hosting, network, and application services. These solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT systems and operations. SAVVIS’ strategic approach combines virtualization technology, a global network and multiple data centers, and automated management and provisioning systems. For more information about SAVVIS, visit www.savvis.net.

# # #

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(dollars in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue	$190,262	$193,748	$596,064	$563,300
Operating Expenses:
Cost of revenue (including non-cash equity-based compensation of $1,437, $1,345, $4,303, and $1,776) (1)	112,348	116,484	342,778	346,555
Sales, general, and administrative expenses (including non-cash equity-based compensation of $7,284, $6,528, $20,362, and $10,708)	51,101	52,372	156,593	142,551
Depreciation, amortization, and accretion	22,742	20,807	67,174	60,370
(Gain) loss on sales of data center and CDN assets	337	—	(305,707)	—

Total Operating Expenses	186,528	189,663	260,838	549,476

Income from Operations	3,734	4,085	335,226	13,824
Loss on debt extinguishment	—	—	45,127	—
Net interest expense and other	320	17,663	34,457	50,941

Net Income (Loss) before Income Taxes	3,414	(13,578)	255,642	(37,117)
Income taxes	(1,855)	—	2,559	—

Net Income (Loss)	5,269	(13,578)	253,083	(37,117)
Accreted and deemed dividends on Series A
Convertible Preferred stock	—	—	—	262,810

Net Income (Loss) Attributable to Common Stockholders	$5,269	$(13,578)	$253,083	$(299,927)

Net Income (Loss) per Common Share
Basic	$0.10	$(0.27)	$4.81	$(11.68)

Diluted	$0.10	$(0.27)	$4.55	$(11.68)

Weighted-Average Common Shares Outstanding (2)
Basic	52,898,799	50,994,700	52,603,217	25,681,868

Diluted	54,032,945	50,994,700	56,687,552	25,681,868

(1)	Excludes depreciation, amortization, and accretion, which is reported separately.
(2)	Diluted weighted-average common shares outstanding includes 2.6 million common shares for the nine months ended September 30, 2007, which reflects the dilution impact of the 3% convertible notes using the "if-converted" method. For the three months ended September 30, 2007, the convertible notes are anti-dilutive and, as such, are not included in diluted weighted-average common shares outstanding. For the three and nine months ended September 30, 2006, the effects of including the incremental shares associated with options, warrants, unvested restricted preferred units, unvested restricted stock units, and unvested restricted stock awards are antidilutive and, as such, are not included in diluted weighted-average common shares outstanding. The increase in weighted-average common shares outstanding for the nine months ended September 30, 2007, compared to September 30, 2006, was primarily due to the exchange of Series A Convertible Preferred stock for 37,417,347 shares of common stock on June 30, 2006.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

	September 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$256,940	$98,693
Trade accounts receivable, net	48,215	44,949
Prepaid expenses and other current assets	21,877	21,607

Total Current Assets	327,032	165,249

Property and equipment, net	519,341	284,437
Other non-current assets	19,859	17,333

Total Assets	$866,232	$467,019

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Payables and other trade accruals	$61,355	$43,009
Current portion of long-term debt and lease obligations	3,796	2,100
Other accrued liabilities	105,500	94,977

Total Current Liabilities	170,651	140,086

Long-term debt, net of current portion	349,234	269,436
Capital and financing method lease obligations, net of current portion	141,760	112,891
Other accrued liabilities	59,417	82,941

Total Liabilities	721,062	605,354

Stockholders’ Equity (Deficit):
Common stock	529	515
Additional paid-in capital	729,018	699,450
Accumulated deficit	(581,409)	(834,492)
Accumulated other comprehensive loss	(2,968)	(3,808)

Total Stockholders’ Equity (Deficit)	145,170	(138,335)

Total Liabilities and Stockholders’ Equity (Deficit)	$866,232	$467,019

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Cash Flows from Operating Activities:
Net income (loss)	$5,269	$(13,578)	$253,083	$(37,117)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	22,742	20,807	67,174	60,370
Non-cash equity-based compensation	8,721	7,873	24,665	12,484
Accrued interest	3,635	14,139	35,547	39,840
(Gain) loss on sales of data center and CDN assets	337	—	(305,707)	—
(Gain) loss on disposal of fixed assets	40	306	(934)	306
Loss on debt extinguishment	—	—	45,127	—
Net changes in operating assets and liabilities, net of effects from sales of assets:
Trade accounts receivable	(6,330)	2,271	(1,062)	6,346
Prepaid expenses, other current assets, and other non-current assets	7,193	591	(5,647)	(8,191)
Accounts payable, deferred revenue, and other accrued liabilities	(7,683)	5,174	(22,005)	3,684

Net cash provided by operating activities	33,924	37,583	90,241	77,722

Cash Flows from Investing Activities:
Payments for capital expenditures	(86,386)	(14,350)	(248,249)	(51,293)
Proceeds from sale of data center assets, net	—	—	190,225	—
Proceeds from sale of CDN assets, net	—	—	128,305	—
Payment for purchase of data center buildings	—	—	—	(13,817)
Other investing activities, net	—	14	694	124

Net cash provided by (used in) investing activities	(86,386)	(14,336)	70,975	(64,986)

Cash Flows from Financing Activities:
Proceeds from convertible notes offering	—	—	345,000	—
Proceeds from financing method lease	—	—	—	50,600
Proceeds from stock option exercises	948	1,799	15,077	16,094
Payments for extinguishment of Series A Subordinated Notes	—	—	(342,491)	—
Payments for issuance costs on convertible notes	—	—	(8,866)	—
Payments for employee taxes on equity-based instruments	(47)	—	(10,160)	—
Principal payments under revolving credit facility	—	(32,000)	—	(58,000)
Principal payments under capital lease obligations	(615)	(389)	(2,031)	(2,248)
Other financing activities, net	(154)	(120)	(154)	(1,405)

Net cash provided by (used in) financing activities	132	(30,710)	(3,625)	5,041

Effect of exchange rate changes on cash and cash equivalents	267	(515)	656	(794)

Net Increase (Decrease) in Cash and Cash Equivalents	(52,063)	(7,978)	158,247	16,983
Cash and Cash Equivalents, Beginning of Period	309,003	86,127	98,693	61,166

Cash and Cash Equivalents, End of Period	$256,940	$78,149	$256,940	$78,149

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Financial Information

Reported Results

(dollars in thousands)

	Three Months Ended
	September 30,		June 30, 2007
	2007	2006
Revenue (as reported):
Colocation	$58,559	$55,296	$68,404
Managed hosting	55,155	45,228	51,005

Total hosting	113,714	100,524	119,409

Network services (1)	76,548	82,420	76,900
Other services (1)	—	10,804	4,245

Total Revenue	$190,262	$193,748	$200,554

Adjusted EBITDA(2) Reconciliation:
Income from operations	$3,734	$4,085	$192,537
Depreciation, amortization, and accretion	22,742	20,807	22,787
(Gain) loss on sales of data center and CDN assets	337	—	(180,846)
Non-cash equity-based compensation	8,721	7,873	8,165

Adjusted EBITDA	$35,534	$32,765	$42,643

(1)	$1.4 million of revenue previously reported as other services revenue has been reclassified as network services revenue to reflect retention of network-services revenue SAVVIS had previously anticipated would be eliminated in 2007.
(2)	“Adjusted EBITDA” represents income from operations before depreciation, amortization, and accretion, gain (loss) on sales of assets, and non-cash equity-based compensation. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company's operating financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Pro Forma Financial Information

(dollars in thousands)

	Three Months Ended			Nine Months Ended September 30, 2007
	March 31, 2007	June 30, 2007	September 30, 2007
Pro Forma Revenue:
Colocation (1)	$57,691	$59,986	$58,559	$176,236
Managed hosting	50,304	51,005	55,155	156,464

Total hosting	107,995	110,991	113,714	332,700

Network services	80,414	76,900	76,548	233,862
Other services (2)	—	—	—	—

Total Pro Forma Revenue	$188,409	$187,891	$190,262	$566,562

Pro Forma Cost of Revenue (3)	107,814	105,183	110,911	323,908
Pro Forma Sales, General, & Administrative Expenses (4)	46,143	45,151	43,817	135,111

Pro Forma Adjusted EBITDA (5)	$34,452	$37,557	$35,534	$107,543

Non-GAAP and Pro Forma reconciliations

(1)	Colocation revenue pro forma adjustments reflect the elimination of revenue related to a Microsoft contract exited in connection with the sale of data center assets in June 2007. The first quarter of 2007 also reflects the elimination of $3.6 million related to a one-time customer settlement.

Colocation - as reported	$69,416	$68,404	$58,559	$196,379
Pro forma adjustments	(11,725)	(8,418)	—	(20,143)

Colocation - pro forma	$57,691	$59,986	$58,559	$176,236

(2)	Other services revenue pro forma adjustments reflect the eliminated revenue from content delivery services related to the sale of assets in January 2007, and the elimination of Telerate revenue in connection with Reuters’ acquisition of MoneyLine Telerate.

Other services - as reported	$5,114	$4,245	$—	$9,359
Pro forma adjustments	(5,114)	(4,245)	—	(9,359)

Other services - pro forma	$—	$—	$—	$—

(3)	Cost of revenue pro forma adjustments reflect the elimination of costs related to the asset sale and contract exit activity described herein.

Cost of revenue - as reported	$116,675	$113,755	$112,348	$342,778
Non-cash equity-based compensation	(1,359)	(1,507)	(1,437)	(4,303)
Pro forma adjustments	(7,502)	(7,065)	—	(14,567)

Cost of revenue - pro forma	$107,814	$105,183	$110,911	$323,908

(4)	Sales, general & administrative pro forma adjustments reflect the elimination of costs related to the asset sale and contract exit activity described herein.

Sales, general, & administrative - as reported	$53,171	$52,321	$51,101	$156,593
Non-cash equity-based compensation	(6,420)	(6,658)	(7,284)	(20,362)
Pro forma adjustments	(608)	(512)	—	(1,120)

Sales, general, & administrative - pro forma	$46,143	$45,151	$43,817	$135,111

(5)	“Adjusted Pro Forma EBITDA” represents income from operations before depreciation, amortization, and accretion, gain (loss) on sales of assets, non-cash equity-based compensation, and adjustments made to eliminate the results of operations related to the asset sale and contract exit activity described herein. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company's operating financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted Pro Forma EBITDA Reconciliation:
Income from operations - as reported	$138,955	$192,537	$3,734	$335,226
Depreciation, amortization, and accretion - as reported	21,645	22,787	22,742	67,174
(Gain) loss on sales of data center and CDN assets - as reported	(125,198)	(180,846)	337	(305,707)
Non-cash equity-based compensation - as reported	7,779	8,165	8,721	24,665
Pro forma adjustments	(8,729)	(5,086)	—	(13,815)

Adjusted Pro Forma EBITDA	$34,452	$37,557	$35,534	$107,543

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Pro Forma Financial Information

(dollars in thousands)

	Three Months Ended				Year Ended December 31, 2006
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Pro Forma Revenue:
Colocation (1)	$41,413	$45,057	$48,232	$51,530	$186,232
Managed hosting	36,646	39,816	45,228	48,424	170,114

Total hosting	78,059	84,873	93,460	99,954	356,346

Network services	80,314	82,109	82,420	84,059	328,902
Other services (2)	—	—	—	—	—

Total Pro Forma Revenue	$158,373	$166,982	$175,880	$184,013	$685,248

Pro Forma Cost of Revenue (3)	101,047	105,157	106,777	109,203	422,184
Pro Forma Sales, General, & Administrative Expenses (4)	40,407	42,869	44,547	46,198	174,021

Pro Forma Adjusted EBITDA (5)	$16,919	$18,956	$24,556	$28,612	$89,043

Non-GAAP and Pro Forma reconciliations

(1)	Colocation revenue pro forma adjustments reflect the elimination of revenue related to a Microsoft contract exited in connection with the sale of data center assets in June 2007. The lower revenue adjustment in the second half of 2006 reflects power costs being directly paid by the customer.

Colocation - as reported	$50,118	$54,806	$55,296	$58,936	$219,156
Pro forma adjustments	(8,705)	(9,749)	(7,064)	(7,406)	(32,924)

Colocation - pro forma	$41,413	$45,057	$48,232	$51,530	$186,232

(2)	Other services revenue pro forma adjustments reflect the eliminated revenue from content delivery services related to the sale of assets in January 2007, and the elimination of Telerate revenue in connection with Reuters' acquisition of MoneyLine Telerate.

Other services - as reported	$12,877	$12,866	$10,804	$9,253	$45,800
Pro forma adjustments	(12,877)	(12,866)	(10,804)	(9,253)	(45,800)

Other services - pro forma	$—	$—	$—	$—	$—

(3)	Cost of revenue pro forma adjustments reflect the elimination of costs related to the asset sale and contract exit activity described herein.

Cost of revenue - as reported	$112,969	$117,102	$116,484	$118,369	$464,924
Non-cash equity based compensation	(243)	(186)	(1,345)	(1,209)	(2,983)
Pro forma adjustments	(11,679)	(11,759)	(8,362)	(7,957)	(39,757)

Cost of revenue - pro forma	$101,047	$105,157	$106,777	$109,203	$422,184

(4)	Sales, general & administrative pro forma adjustments reflect the elimination of costs related to the asset sale and contract exit activity described herein.

Sales, general, & administrative - as reported	$43,356	$46,825	$52,372	$53,508	$196,059
Non-cash equity based compensation	(1,574)	(2,608)	(6,528)	(6,013)	(16,723)
Pro forma adjustments	(1,375)	(1,348)	(1,297)	(1,297)	(5,315)

Sales, general, & administrative - pro forma	$40,407	$42,869	$44,547	$46,198	$174,021

(5)	“Adjusted Pro Forma EBITDA” represents income from operations before depreciation, amortization, and accretion, gain (loss) on sales of assets, non-cash equity-based compensation, and adjustments made to eliminate the results of operations related to the asset sale and contract exit activity described herein. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company's operating financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted Pro Forma EBITDA Reconciliation:
Income from operations - as reported	$3,705	$6,034	$4,085	$11,626	$25,450
Depreciation, amortization, and accretion - as reported	19,926	19,636	20,807	17,168	77,537
Non-cash equity-based compensation - as reported	1,817	2,794	7,873	7,222	19,706
Pro forma adjustments	(8,529)	(9,508)	(8,209)	(7,404)	(33,650)

Adjusted Pro Forma EBITDA	$16,919	$18,956	$24,556	$28,612	$89,043

SAVVIS, Inc. and Subsidiaries

Unaudited Supplemental Pro Forma Revenue Information

(in thousands)

Hosting Supplemental Information
	Three Months Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007	June 30, 2007	September 30, 2007
Colocation	$41,413	$45,057	$48,232	$51,530	$57,691	$59,986	$58,559
Managed hosting	36,646	39,816	45,228	48,424	50,304	51,005	55,155
Hosting area network	13,146	13,784	13,717	14,613	15,297	14,832	15,528

Total Data Center Pro forma Revenue	$91,205	$98,657	$107,177	$114,567	$123,292	$125,823	$129,242

Average Billed Square Feet

Colocation	489.7	504.5	529.4	551.8	577.1	575.9	548.6
Managed hosting	9.8	10.3	11.4	12.6	13.2	13.6	14.2
Hosting area network	—	—	—	—	—	—	—

Total - Average Billed Square Feet	499.5	514.8	540.8	564.4	590.3	589.5	562.8

Average Monthly Data Center Revenue Per Billed Square Foot (1)

Colocation	$28.2	$29.8	$30.4	$31.1	$33.3	$34.7	$35.6
Managed hosting	1,242.3	1,293.8	1,321.4	1,284.7	1,266.0	1,253.2	1,290.7
Hosting area network (2)	8.8	8.9	8.5	8.6	8.6	8.4	9.2

Total Data Center Revenue per Average Billed Square Foot	$60.9	$63.9	$66.1	$67.7	$69.6	$71.2	$76.5

(1)	Data center monthly revenue per square foot is calculated as the revenue per quarter divided by the average billed square feet per quarter stated on a monthly basis.
(2)	Hosting area network monthly revenue per square foot is calculated as the hosting area network revenue per quarter divided by total-average billed square feet stated on a monthly basis.

Network Services Supplemental Information

	Three Months Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007	June 30, 2007	September 30, 2007
Managed network	$49,601	$51,768	$52,933	$52,951	$49,819	$47,666	$47,033
Hosting area network	13,146	13,784	13,717	14,613	15,297	14,832	15,528
Bandwidth	17,567	16,557	15,770	16,495	15,298	14,402	13,987

Total Pro forma network services	$80,314	$82,109	$82,420	$84,059	$80,414	$76,900	$76,548